Exhibit 99.1

LEARNING TREE CHIEF FINANCIAL OFFICER TO DEPART FOR A POSITION WITH SUNDROP FUELS, INC.

RESTON, VA (January 23, 2012) Learning Tree International, Inc. (NASDAQ: LTRE) announced today that Bob Waldron, the company’s Chief Financial Officer, has accepted a position with Sundrop Fuels (www.Sundropfuels.com), a gasification-based advanced biofuels company with corporate headquarters in Colorado. He will continue as the CFO of Learning Tree through February 29, 2012.

“Bob’s decision is unrelated to the recent change in our Chief Executive Officer. Coming on the heels of last week’s announcement, we believe it is important to clarify that the two decisions are completely independent of each other,” explained Dr. David C. Collins, Chairman and CEO. “We understand that Bob has been given a uniquely attractive opportunity at Sundrop Fuels, and we wish him the best of success in his new position. We are now in the process bringing an interim CFO on board.”

Learning Tree has scheduled a conference call for today, January 23, 2012 at 4:30 pm EST to discuss the changes in its leadership. To participate, go to Learning Tree’s website at www.learningtree.com and click on the Investor Relations tab to gain access to listen to the live webcast or dial into the following telephone conference line: U.S. Toll Free (1-888-482-0024), International (+1-617-801-9702), Passcode (966-292-77). If you are unable to participate, the Webcast replay can also be accessed via the Internet through the Investor Relations section of Learning Tree’s web site at www.learningtree.com/investor.

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Contact Information

David C. Collins

Chairman and Chief Executive Officer

Learning Tree International, Inc.

Phone: (703) 709-9119

david_collins@learningtree.com